EXHIBIT (7)(e)(2)

AMENDMENT NO.2 TO REINSURANCE AGREEMENT

TRANSAMERICA INTERNATION RE (BERMUDA) LTD.

AMENDMENT 2

to

REINSURANCE AGREEMENT

Between

TRANSAMERICA LIFE INSURANCE COMPANY

CEDAR RAPIDS, IOWA

hereinafter referred to as “the Company”

and

TRANSAMERICA INTERNATIONAL RE (Bermuda), Ltd

of

Hamiltion, Bermuda

hereinafter referred to as “the Reinsurer”

Whereas, the Company and the Reinsurer entered into a Reinsurance Agreement effective December 31, 2008;

And Whereas, the Company and the Reinsurer wish to amend certain provisions of the Agreement;

Now, Therefore, in consideration of the mutual agreements, promises and covenants provided herein, the Company and the Reinsurer hereby agree to amend the Agreement as follows:

Effective December 31, 2009 Article II, Reinsurance Premiums, Article III, paragraph I, Article IV, paragraph I, Article VI, Accounting and Settlements, Schedule C, and Schedule D will be deleted in their entirety and replaced as follows:

ARTICLE II

REINSURANCE PREMIUMS AND OTHER PAYMENTS BY THE REINSURED

1.	Reinsurance Premiums. The Ceding Company will pay the Reinsurer Reinsurance Premiums on all Annuities in effect under this Agreement in an amount equal to (i) plus [(ii) times the net of (iii) minus (iv)], where:

(i)	equals the Coinsurance Reserve as of the Effective Date of this Agreement as defined in Schedule B. This is payable for the first Accounting Period only;

(ii)	equals the quota share percentage of the Annuities as described in Schedule A;

(iii)	equals the sum of the gross premiums received by the Ceding Company and posted during the current Accounting Period, as defined in Article VI, Paragraph 1, to the Ceding Company’s accounting system as a deposit to any of the Annuities;

(iv)	equals the premium taxes assessed to the policyholder during the current Accounting Period with respect to the Annuities.

The Reinsurance Premiums paid to the Reinsurer by the Ceding Company will be remitted to the Reinsurer at the end of the Accounting Period during which the amounts described above were posted to the Ceding Company’s accounting system and identified as belonging to any of the Annuities.

2.	The Ceding Company shall pay the Reinsurer’s quota share percentage of rider fees. policy fees, and mortality and expense (M&E) charges assessed on separate account funds for the policies reinsured to the Reinsurer.

3.	The Ceding Company shall pay to the Reinsurer a quota share percentage of any net revenues realized by the Ceding Company, its affiliates or subsidiaries, through 12b-l plan expense reimbursements and through asset management fee sharing or administrative cost reimbursement arrangements with sub account fund managers or advisors with respect to the policies reinsured.

4.	The Ceding Company shall pay to the Reinsurer a quota share percentage of any DCA reimbursements received by the Ceding Company and any gain associated with timing differences in the application of funds.

5.	The Ceding Company shall pay to the Reinsurer a quota share percentage of any net revenues realized by the Ceding Company related to hedging activity on the ceded policies (IFRS basis only).

ARTICLE III

ALLOWANCES

1.	Ceding Commission. The Ceding Company will pay the Reinsurer an initial ceding commission due at the end of the first Accounting Period for an amount equal to $223,608,040. In addition, the Reinsurer will pay the Ceding Company a Ceding Commission at the end of the first and all subsequent Accounting Periods equal to (i) times (ii), with respect to the Annuities, where:

(i)	equals the actual commissions paid to general agents, wholesalers, and marketing organizations by the Ceding Company during the current Accounting Period with respect to the Annuities.

(ii)	equals the quota share percentage of the Annuities as described in Schedule A.

ARTICLE IV

BENEFIT PAYMENTS

1.	Benefit Payments. Benefit Payments, as referred to in this Agreement, means the sum of (i) Claims, as described in Paragraph 2 below, (ii) Cash Surrender Values, as described in Paragraph 3 below, (iii) Annuity Payments, as described in Paragraph 7 below, and (iv) transfers to the Ceding Company’s separate account less transfers from the Ceding Company’s separate account. Transfers from the separate account shall not include policy fees, mortality and expense charges, or charges for guaranteed minimum income benefit riders. The Ceding Company’s separate account shall be maintained such that the separate account liabilities for the reinsured policies is equal to the market value of the assets in the variable subaccounts.

ARTICLE VI

ACCOUNTING AND SETTLEMENTS

1.	Accounting Period. Each Accounting Period under this Agreement will be a calendar quarter, except that: (a) the initial Accounting Period runs from the Effective Date of this Agreement through the last day of the calendar quarter during which the Effective Date of this Agreement falls, and (b) the final Accounting Period runs from the end of the preceding Accounting Period until the terminal accounting date of this Agreement as described in Article VIII, Paragraph 2.

2.

Quarterly Accounting Reports. Quarterly accounting reports in the form of Schedule C will be submitted to the Reinsurer by the Ceding Company for each Accounting Period not later than thirty (30) days after the end of each Accounting Period. Such reports will include information on the amount of Reinsurance Premiums, Ceding Commission,

Acquisition Expense, Expense Allowance, Benefit Payments, Modified Coinsurance Reserve, Coinsurance Reserve, Gross Statutory Reserve, Interest Maintenance Reserve, and Modified Coinsurance Reserve Investment Credit.

3.	Quarterly Settlements.

A.	The Ceding Company will pay the Reinsurer the sum of:

(i)	the Reinsurance Premiums determined in accordance with Article II paragraph 1, plus

(ii)	Other Income as determined in accordance with Article II paragraphs 2 through 5, plus

(iii)	the Commission Chargebacks determined in accordance with Article III, Paragraph 3, plus

(iv)	any Modified Coinsurance Reserve Adjustment payable to the Reinsurer, determined in accordance with Article V

B.	The Reinsurer will pay the Ceding Company the sum of:

(i)	the Benefit Payments, as described in Article IV, plus

(ii)	the Ceding Commission determined in accordance with Article III, Paragraph 1, plus

(iii)	the Expense Allowance determined in accordance with Article III, Paragraph 2, plus

(iv)	any Modified Coinsurance Reserve Adjustment payable to the Ceding Company, determined in accordance with Article V

4.	Amounts Due Quarterly. Except as otherwise specifically provided in this Agreement, all amounts due to be paid to either the Ceding Company or the Reinsurer under this Agreement will be determined on a net basis at the end of each Accounting Period. Net amounts due the Reinsurer will be due and payable within thirty (30) days after the end of the Accounting Period. Net amounts due the Ceding Company will be due and payable fifteen (15) days after receipt of the quarterly accounting report with respect to such Accounting Period.

5.	Annual Accounting Reports. The Ceding Company will provide the Reinsurer with annual accounting reports within thirty (30) days after the end of the calendar year for which such reports are prepared. These reports will contain sufficient information about the Annuities to enable the Reinsurer to prepare its annual financial reports and to verify information reported in Schedule C and will include Schedule S of the NAIC Convention Blank.

6.	Estimations. If the amounts, as described in Paragraph 3 above, cannot be determined by the dates described in Paragraph 4 above, on an exact basis, such payments will be paid in accordance with a mutually agreed upon formula which will approximate the actual payments. Adjustments will then be made to reflect actual amounts when they become available.

7.	Delayed Payments. Each party shall provide the other with written notice that a payment is overdue. Written notice will be provided as soon as reasonably practicable. For purposes of Paragraph 4 above, if there is a delayed settlement of a payment due, there will be an interest penalty, at the Delayed Payment Rate, described in Paragraph 8 below, for the period that the amount is overdue. For purposes of this Paragraph, a payment will be considered overdue fifteen (15) days after the date such payment is due.

8.	Delayed Payment Rate. The Delayed Payment Rate at the end of each Accounting Period will be equal to [300 basis points plus [(i) divided by (ii)]] divided by four, where:

(i)	equals the sum of the one month London Interbank Offered Rates (LIBOR) as published by The Wall Street Journal at the end of each calendar month ending during the current Accounting Period; and

(ii)	equals the number of calendar months ending during the current Accounting Period. The Delayed Payment Rate is to be applied as the rate payable for an entire calendar quarter. In the event that the delayed period is less than an entire calendar quarter, a pro rata fraction of the Delayed Payment Rate shall be used.

9.	Quarterly Supplemental Reports. Quarterly reports shall be submitted to the Reinsurer by the Ceding Company not later than thirty (30) days after the end of each calendar quarter. Such reports will include a seriatim in force data file and a summary rollforward for the calendar quarter. These reports are shown in Schedule C.

10.	Offset of Payments. All monies due either the Ceding Company or the Reinsurer under this Agreement will be offset against each other, dollar for dollar, regardless of any insolvency of either party. However, in the event of an insolvency, offsets will be allowed in accordance with Bermuda law, or the statutory, common and case laws of the state taking jurisdiction over the insolvency as such Bermuda law, or statutory, common and case law exists as of the Effective Date of this Agreement.

11.	If necessary the Reinsurer shall provide the Company with a clean, unconditional and irrevocable letter of credit, in an amount sufficient to provide collateral for hedging.

Schedule C

QUARTERLY REPORT OF ACTIVITY AND SETTLEMENTS

FROM CEDING COMPANY (TLIC) TO REINSURER (TIRe)

Reporting Quarter:

Calendar Year:

1	Reinsurance Premiums @ Quota share (Article II, Paragraph 1)
	a.	Gross premiums
	b.	Premium taxes

Reinsurance Premiums = a - b

2	Other Income @ Quota share (Article II, Paragraph 2, 3, 4, 5)
	a.	Rider Fees
	b.	Separate Account M&E fees
	c.	Policy Fees
	d.	Management & 12B-1 Fees
	e.	Transaction gain/(loss)
	f.	Hedge Income (IFRS basis)
	g.	Miscellaneous Income Fees

Other income = a + b + c + d + e + f + g

3	Ceding Commission @ Quota share (Article III, Paragraph 1)

4	Expense Allowance @ Quota share (Article III, Paragraph 2)
	a.	$25 x average number of Annuities Inforce during current Accounting Period
	b.	0.0135% x average Account Value during current Accounting Period

Expense Allowance = a + b

5	Benefit Payments @ Quota share (Article IV)
	a.	Claims
	b.	Cash Surrender Values
	c.	Annuity Payments - MAV & GLWB obligations
	d.	Transfers to/from Separate Account
	e.	Additional Death Benefit Interest Payments

Benefit Payments = a + b + c + d + e

6	Modified Coinsurance Reserve Adjustment (Article V)
	a.	Modified Coinsurance Reserve end of preceding Accounting Period
	b.	Modified Coinsurance Reserve end of current Accounting Period

	c.	Equals b - a
	d.	Modified Coinsurance Reserve Investment Credit (Schedule D)
	e.	Miscellaneous Investment Income Allocations

Modified Coinsurance Reserve Adjustment = c - d - e

7	Cash Settlement =1 + 2 - 3 - 4 - 5 - 6

Current Quarter Supplemental Information:

Modified Coinsurance Reserve Investment Credit (Schedule D)

(i)	Sum of:
a.	Pre-tax gross investment income
b.	Pre-tax realized capital gains and losses
c.	Pre-tax change in MR

(ii)	Investment Expenses

(iii)	Modified Coinsurance Reserve, end of Accounting Period (EOP)

(iv)	Modified Coinsurance Reserve, beginning of Accounting Period (BOP)

(v)	Book value of Segregated Portfolio, EOP

(vi)	Book value of Segregated Portfolio, BOP

(vii)	Interest on delayed cash flows

Modified Coinsurance Reserve Investment Credit =

[(i)a. -(ii)] x {[(iii) + (iv)] / [(v) + (vi)]} + (i)b. +(ii)c. + (vii)

SCHEDULE D

MODIFIED COINSURANCE RESERVE INVESTMENT CREDIT

Modified Coinsurance Reserve Investment Credit. The Modified Coinsurance Reserve Investment Credit for any Accounting Period will be equal to [(i)(a) - (ii)] x {[(iii) + (iv)] / [(v) + (vi)] } + (i)(b) + (i)(c) + (vii), where:

(i)	equals the pre-tax statutory investment income for the Segregated Asset Portfolio, described in Schedule E and is the sum of:

(a)	the pre-tax gross investment income, calculated by the Ceding Company in accordance with Line 10, Column 2, Exhibit of Net Investment Income Page 8 of the 2007 NAIC Annual Statement, during the current Accounting Period with respect to the Segregated Asset Portfolio, described in Schedule E, plus

(b)	pre-tax realized and unrealized capital gains and losses, calculated by the Ceding Company in accordance with Line 10, Columns 3 and 4, Exhibit of Capital Gains (Losses), Page 8 of the 2007 NAIC Annual Statement, during the current Accounting Period with respect to the Segregated Asset Portfolio, described in Schedule E, plus

(c)	the change in the Interest Maintenance Reserve (IMR) balance, calculated by the Ceding Company in accordance with the Form for Calculating the Interest Maintenance Reserve, Page 29 of the 2007 NAIC Annual Statement, during the current Accounting Period with respect to the Segregated Asset Portfolio, described in Schedule E. For the purpose of this calculation, a decrease in the IMR balance shall be positive while an increase in the IMR shall be considered negative.

(ii)	equals the Investment Expenses incurred by the Ceding Company as a result of the investment management of the Segregated Asset Portfolio, described in Schedule E. This expense will not exceed 15 basis points times the average Segregated Asset Portfolio;

(iii)	equals the Modified Coinsurance Reserve, as defined in Schedule B, Paragraph 2, at the end of the current Accounting Period;

(iv)	equals the Modified Coinsurance Reserve, as defined in Schedule B, Paragraph 2, at the beginning of the current Accounting Period;

(v)	equals the book value of the Segregated Asset Portfolio, as described in Schedule E, at the end of the current Accounting Period;

(vi)	equals the book value of the Segregated Asset Portfolio, as described in Schedule E, at the beginning of the current Accounting Period; and

(vii)	equals interest calculated on Cash Flows, as defined below, calculated at the Cash Flow Rate, as defined below for the average period of delay, if any, for the current Accounting Period from the date the Cash Flows are received by the Ceding Company through the date the assets are transferred into the Segregated Asset Portfolio.

All of the items (a), (b), and (c) above under (i) will not be adjusted for income taxes or changes in any provision for taxes, investment management fees, or charges for administrative fees.

The term “Cash Flows,” as used in this Agreement, means the net of (A) minus (B) plus (C) minus (D), where:

(A)	equals the Reinsurance Premiums determined in accordance with Article II;

(B)	equals the Ceding Commission determined in accordance with Article Ill, Paragraph 1;

(C)	equals the Commission Chargebacks determined in accordance with Article III, Paragraph 3; and

(D)	equals the Benefit Payments determined in accordance with Article IV.

The Cash Flow Rate at the end of each Accounting Period will be equal to [125 basis points plus [(I) divided by (II)]] divided by four, where:

(I)	equals the sum of the one month London Interbank Offered Rates (LIBOR) as published by The Wall Street Journal at the end of each calendar month ending during the current Accounting Period; and

(II)	equals the number of calendar months ending during the current Accounting Period.

The Cash Flow Rate is to be applied as the rate payable for an entire calendar quarter. In the event that the delayed period is less than an entire calendar quarter, a pro rata fraction of the Cash Flow Rate shall be used.

Exhibit II

Letter of Credit Form

(Name of Bank)

(Address)

FOR INTERNAL IDENTIFICATION PURPOSES ONLY

Does Not Affect Terms of Letter of Credit or Bank’s Obligations Thereunder

Our No.	Other

Accountholder/Applicant
(Reinsurer)

Beneficiary’s State of Domicile

Irrevocable	Issue Date:
Letter of Credit No.

To: Beneficiary: (Name)

                           (Address)

We hereby establish this irrevocable Letter of Credit in favor of the aforesaid addressee (“Beneficiary”) for drawings up to United States $            , effective immediately. This Letter of Credit is issued, presentable and payable at our office at (issuing bank’s address) and expires with our close of business on             , 20    .

The term “Beneficiary” includes any successor by operation of law of the named Beneficiary including, without limitation, any liquidator, rehabilitator, receiver or conservator. (Insurers incorporated under the laws of California must use the language in Note 1 below in lieu of this paragraph.)

We hereby undertake to promptly honor your sight draft(s) drawn on us, indicating our Credit No.                     , for all or any part of this Credit if presented at our office specified in paragraph one on or before the expiration date or any automatically extended expiry date.

Except as expressly stated herein, this undertaking is not subject to any agreement, condition or qualification. The obligation of (issuing bank) under this Letter of Credit is the individual obligation of (issuing bank), and is in no way contingent upon reimbursement with respect thereto.

It is a condition of this Letter of Credit that it is deemed to be automatically extended without amendment for one year from the expiration date hereof, or any future expiration date, unless thirty days prior to such expiration date we notify you by registered mail that we elect not to consider this Letter of Credit renewed for any such additional period.

This Letter of Credit is subject to and governed by the Laws of the State of Iowa and the 1993 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 600) and, in the event of any conflict, the Laws of the State of Iowa will control. If this Credit expires during an interruption of business as described in Article 17 of said Publication 600, the bank hereby specifically agrees to effect payment if this Credit is drawn against within thirty days after the resumption of business.

Very truly yours,

(Issuing Bank)

IN WITNESS WHEREOF, TRANSAMERICA LIFE INSURANCE COMPANY and TRANSAMERICA INTERNATIONAL Re (Bermuda), LTD have by their respective officers executed this Amendment in duplicate effective this 29th day of December, 2009

TRANSAMERICA LIFE INSURANCE COMPANY	TRANSAMERICA INTERNATIONAL Re (Bermuda), LTD

By	By

Vice President	Director
Title	Title